Exhibit 99.1

Hercules Realizes Year-to-Date Net Gains of Approximately $8.7 Million from Portfolio Company Exits

•	Net Gains of Approximately $0.12 in Earnings per Share

•	Atrenta Equity and Overall Returns of 27.1% and 16.0%, Respectively

PALO ALTO, Calif., August 28, 2015—Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured venture growth loans to high-growth innovative venture capital-backed companies in the technology, biotechnology, life sciences, healthcare, and energy & renewable technology industries, today announced year-to-date net realized gains of approximately $8.7 million from its portfolio company investments.

Through the first half of 2015, Hercules had recorded net realized gains of approximately $2.1 million comprised primarily from the sale of investments in four portfolio companies.

During the third quarter (July 2015), Synopsys, Inc. (NASDAQ: SNPS) announced and completed its acquisition of Hercules portfolio company, Atrenta, Inc. Financial terms of the deal were not disclosed. The Company recognized a net realized gain of approximately $2.6 million from the transaction, generating an internal rate of return (“IRR”) of approximately 27.1% from its equity and warrant gains, and a fully realized IRR of approximately 16.0% from its loan repayments and equity/warrant gains.

In addition, during the third quarter, the Company has net realized gains of an additional $4.0 million from the sale of investments in three other undisclosed companies.

Hercules anticipates providing additional details of the companies and the associated net realized gains in the Company’s third quarter 2015 10-Q filing with the SEC.

“I am delighted to see the exceptional progress Hercules continues to make in 2015 as evidenced by our year-to-date net realized gains of approximately $8.7 million. The monetization of our equity and warrant portfolios is a key indicator of the importance of the Hercules brand and reputation within the venture capital community and our ability to work with outstanding entrepreneurs,” stated Manuel A. Henriquez, chairman and chief executive officer of Hercules. “Our team’s deep industry expertise and relationship with many of the top tier venture capital firms is a key cornerstone of the Hercules’ originations platform and provides Hercules with its competitive advantage in identifying and investing in select innovative high-growth venture-capital backed companies, enhancing our potential to participate in more successful exits. Transactions, such as Atrenta, serve to further validate this competitive advantage and ability, providing an opportunity for our shareholders to participate in the embedded upside potential still remaining in our existing warrant and equity portfolios comprised of approximately 131 and 47 different holdings, respectively, in various high growth pre-IPO or M&A companies.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured venture growth loans to high-growth innovative venture capital-backed companies in the technology, biotechnology, life sciences, healthcare, and energy & renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.5 billion to over 325 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

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